EXHIBIT 99.2

Press Release

GameTech International, Inc. Enters Into New Loan Agreement for its Existing Credit Facility

Reno, NV--(June 16, 2011) - GameTech International, Inc. (NASDAQ: GMTC) announced today that it has entered into a new loan agreement with its current lenders.  The new loan agreement, dated as of June 15, 2011, extends the terms for repayment of the outstanding amounts owed on the Company’s existing credit facility and does not impose any additional funding obligations on the lenders.  Pursuant to the new loan agreement, the maturity date of the credit facility will be extend to June 30, 2013, provided that GameTech makes all payments, no event of default has occurred, and the company is in compliance with certain financial covenants as of June 30, 2012.  The new loan agreement also amends, among other things, the representations and warranties, financial and non-financial covenants and terms of payment, all of which are more fully described in the Company’s Current Report on Form 8-K which it expects to file with the Securities and Exchange Commission on June 17, 2011.

"We are very pleased that our lenders have shown confidence in our company," Andrew E. Robinson, Chief Financial Officer of GameTech International, Inc. stated.  "The execution of the new loan agreement is a significant step for GameTech, as it will allow us to refocus our attention on improving our operations, delivering new and innovative products and systems, and continuing to maintain high levels of customer service."

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services. Under the GameTech® product brand, the Company provides electronic bingo systems and equipment. Under the Summit Gaming™ product brand, the Company provides video lottery terminal devices, Class III gaming machines, and related software and content. GameTech International, Inc. serves customers in 40 U.S. States, Canada, Japan, the Philippines, and the United Kingdom. The Company was incorporated in 1994 and is headquartered in Reno, Nevada.

This press release includes various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent GameTech expectations or beliefs concerning future events. Statements containing expressions such as “believes,” “anticipates,” or “expects,” used in the Company’s press releases and periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission (“SEC”), are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Although the Company believes its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurances that actual results will not differ materially from expected results. The Company cautions that these and similar statements included in this report are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. GameTech undertakes no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof.

Contact:
Andrew E. Robinson, CFO
(775)850-6000